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                                                            EXHIBIT 99(a)


FOR IMMEDIATE RELEASE
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Magellan Investor Contact:    Kevin Helmintoller
                              (404) 814-5742
Magellan Media Contact:       Robert Mead
                              (212) 445-8208
                              Joel Weiden
                              (212) 445-8244

Merit Media Contact:          Michael Lenahan
                              (201) 782-5910


                            MAGELLAN HEALTH SERVICES AND
                 MERIT BEHAVIORAL CARE CORPORATION ANNOUNCE MERGER
                                     AGREEMENT

       Magellan to Acquire All of Merit's Outstanding Stock for $460 Million,
                                   Refinance Debt


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ATLANTA, GA, AND PARK RIDGE, NJ OCTOBER 27, 1997 -- Magellan Health Services
(NYSE:MGL) and Merit Behavioral Care Corporation announced today that they have signed a definitive merger agreement under which Magellan will acquire Merit. The company will be the nation's leading specialty managed care company, with $1.5 billion in revenues and 60 million covered lives across the United States.

Under the terms of the agreement, Magellan will purchase all of Merit's outstanding stock for approximately $460 million in cash. Magellan will also refinance Merit's existing debt, including $100 million in 11.50 percent senior subordinated notes, and Magellan's $375 million in 11.25 percent senior subordinated notes. Chase Securities Inc. and Smith Barney, Inc. are acting as Magellan's financial advisors. Chase Securities Inc. will provide a fairness opinion, and Chase has committed to provide Magellan with $1.3 billion in debt financing. The transaction is subject to customary regulatory approvals including Hart-Scott-Rodino clearance, and is expected to close during the fourth quarter of 1997. Magellan said that it believes the transaction will accelerate earnings per share growth. While the transaction is expected to be modestly dilutive in year one, it is expected to be significantly accretive in years two and three. Magellan will account for the transaction through purchase accounting.

"The combination of Magellan and Merit creates the premier company in the behavioral healthcare segment of specialty care management - an organization capable of substantial growth and long-term industry leadership," said Mac Crawford, Chairman, President and Chief Executive Officer of Magellan. "With this transaction, we have substantially completed

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Magellan's transformation into a manager of care, providing our shareholders with the ability to benefit from a company that possesses substantial growth opportunities."

"While this transaction is clearly based on creating a platform for growth, we also expect that there will be significant efficiencies realized over the next three years through the integration of Merit and our other managed care operations, Green Spring Health Services and Human Affairs International," continued Crawford. "During this integration, we are committed to making sure every customer we serve and every individual whose care we manage receives the uninterrupted, high quality service they have come to expect from our companies."

Magellan's previously announced acquisition of Human Affairs International
(HAI) from Aetna/U.S. Healthcare is expected to close shortly.

"Merit will be a strong addition to the Magellan network, which has received recognition of its excellent clinical systems, treatment protocols, advanced information technology systems, outcomes monitoring and a high quality of care delivered through an extensive provider network. By identifying and drawing on the best practices from all our organizations, we will be capable of setting an even higher standard of service and care in our industry," said Crawford.

"There is a growing recognition in our society of the need for quality behavioral healthcare for the millions of Americans who suffer form mental illness. Magellan's approach as a care manager is not to restrict access or reduce care costs regardless of patients' needs, but to offer a system of proven treatment protocols and outcomes measurement that help restore and maintain their good health. We believe this focus ensures that care is provided in the most appropriate setting using the most effective treatment - which ultimately results in the most efficient utilization of the benefits our customers provide their employees or beneficiaries," continued Crawford.

"In a time of consolidation in our industry, the joining together of Magellan and Merit represents a unique opportunity for our business, customers and employees." said Albert S. Waxman, Ph.D., one of Merit's founders and its Chairman and Chief Executive Officer. "Since our founding in 1986, Merit has built both an impressive reputation for high quality behavioral healthcare and a very strong record of growth. This transaction allows us to build upon our achievements and be part of an organization capable of providing an even higher quality of care."

"I am deeply proud of the accomplishments of our extremely talented employee base and the growth they have helped achieve," continued Waxman. "We believe that this union will result in greater opportunities for our employees to continue to progress in their careers and succeed in the managed healthcare arena."

Certain of the statements in this press release including, without limitation, statements by Magellan regarding the dilutive and accretive effects of the transaction, savings to be achieved after the transaction close, acquisition and growth opportunities, consolidation, revenue, income


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and expectations as to Magellan's future performance, constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. Risk factors such as the ability to successfully complete and integrate acquisitions could prevent Magellan from achieving the growth, performance (including anticipated cost savings) mentioned or consummating future acquisition opportunities. For a more complete discussion of these and other risk factors, please see Exhibit 99 contained in Magellan's Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 1996 filed with the Securities and Exchange Commission on April 23, 1997 and Magellan's Form 10-Q for the quarter ended June 30, 1997 filed on August 14, 1997.

Magellan Health Services, Inc. is one of the country's largest integrated specialty managed healthcare companies. Its business unites include: majority owned Green Spring Health Services, a leader in behavioral managed care services; Magellan Public Solutions, serving public sector agencies with privatized behavioral health services; Charter Advantage, an international franchisor of behavioral health care systems; and 50 percent interest in Charter Behavioral Health Systems, the largest operator of free-standing behavioral health facilities in the U.S.

Merit Behavioral Care Corporation provides mental health and substance abuse services and employee assistance programs to more than 21 million enrollees and 800 clients across all 50 states through a national network of 36,000 staff and network providers and facilities. Merit clients include corporations and other private employers, union trusts, insurance carriers, HMOs, Blue Cross Blue Shield organizations and government entities. Merit expects to report pro forma 1997 revenues, including the contributions of its recent acquisition CMG Health Inc., of approximately $680 million. Kohlberg Kravis Roberts, the investment firm, is Merit's majority shareholder.

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